Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS FIRST QUARTER RESULTS

–First quarter revenue of $273.6 million, net income of $36.1 million and Adjusted EBITDA of $67.3 million
–Financial performance for all operating segments exceeded prior year first quarter results
–Repaid $25 million of term loan borrowings and repurchased over $15 million of common stock in the quarter
–Board of Directors reauthorized $50 million share repurchase program
LAS VEGAS – May 5, 2022 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2022.
Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Our record first quarter results reflect a continuation of the strong financial performance we delivered over 2021. Our strong cash flow has allowed us to reduce debt while returning capital to shareholders through our share repurchase program. Since the beginning of 2021 we have reduced indebtedness by $158 million and since December 2021 we have also repurchased more than $25 million of our common stock. We expect to remain focused on returning capital to shareholders as the strength in our business continues.”
Consolidated Results
The Company’s first quarter of 2022 revenues of $273.6 million rose 14% from $239.7 million for the first quarter of 2021. Net income for the first quarter of 2022 was $36.1 million, or $1.12 per fully diluted share, compared to net income of $10.6 million, or $0.35 per fully diluted share, for the first quarter of 2021. Adjusted EBITDA was $67.3 million for the first quarter of 2022, a 13% increase from Adjusted EBITDA of $59.5 million for the first quarter of 2021. Adjusted EBITDA margin was 25% for both periods.
Nevada Casino Resorts
Revenues for Nevada Casino Resorts were $96.4 million for the first quarter of 2022 compared to $74.8 million for the first quarter of 2021. Adjusted EBITDA was $33.6 million compared to $26.7 million for the first quarter of 2021. Adjusted EBITDA margin was 35% for the first quarter of 2022 compared to 36% for the first quarter of 2021.
Nevada Locals Casinos
Revenues for Nevada Locals Casinos were $39.9 million for the first quarter of 2022 compared to $38.5 million for the first quarter of 2021. Adjusted EBITDA was $20.0 million compared to $19.6 million for the first quarter of 2021. Adjusted EBITDA margin was 50% for the first quarter of 2022 compared to 51% for the first quarter of 2021.
Maryland Casino Resort
Revenues for Maryland Casino Resort were $17.9 million for the first quarter of 2022 compared to $16.1 million for the first quarter of 2021. Adjusted EBITDA was $5.6 million compared to $4.9 million for the first quarter of 2021. Adjusted EBITDA margin was 31% for the first quarter of 2022 compared to 30% for the first quarter of 2021.

Distributed Gaming
Revenues for Distributed Gaming were $119.2 million for the first quarter of 2022 compared to $109.9 million for the first quarter of 2021. Adjusted EBITDA was $22.1 million compared to $20.9 million for the first quarter of 2021. Adjusted EBITDA margin was 18% for the first quarter of 2022 compared to 19% for the first quarter of 2021.
Debt and Liquidity
As of March 31, 2022, the total principal amount of debt outstanding was approximately $1 billion, consisting primarily of $625 million in term loan borrowings outstanding and $375 million of senior unsecured notes. As of March 31, 2022, the Company had cash and cash equivalents of $202.3 million and there continues to be no outstanding borrowings under the Company’s $240 million revolving credit facility.
During the first quarter of 2022, the Company repaid $25 million of its outstanding term loan and repurchased $15.2 million of its common shares. On May 3, 2022, the Company’s Board of Directors reauthorized a $50 million share repurchase program.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, May 5, 2022, at 5:00 p.m. Eastern Time, to discuss the first quarter of 2022 results. The conference call may be accessed live over the phone by dialing (800) 920-3359; the passcode is 22018469. A replay will be available beginning at 7:00 p.m. Eastern Time today and may be accessed by dialing (800) 633-8284 or (402) 977-9140 for international callers; the passcode is 22018469. The replay will be available until May 8, 2022. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation: statements regarding: the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs or other financial items, including anticipated future cash generation and resulting ability to continue to return capital to shareholders; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of its casino and other acquisitions; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA because it is the primary metric used by its chief operating decision makers and investors in measuring both the Company’s past and future expectations of performance. Adjusted EBITDA provides useful information to the users of the Company’s financial statements by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, the Company’s annual performance plan used to determine compensation for its executive officers and employees is tied to the Adjusted EBITDA metric. It is also a measure of operating performance widely used in the gaming industry.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in gaming industry may calculate Adjusted EBITDA differently than the Company does.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, acquisition and severance expenses, preopening and related expenses, gain or loss on disposal of assets, share-based compensation expenses, change in non-cash lease expense, and other non-cash charges that are deemed to be not indicative of the Company’s core operating results, calculated before corporate overhead (which is not allocated to each reportable segment).
About Golden Entertainment, Inc.
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and distributed gaming operations (including gaming in the Company’s branded taverns). Golden Entertainment operates over 16,900 slots, 120 table games, and 6,200 hotel rooms. Golden Entertainment owns ten casinos – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at nearly 1,100 locations and owns 65 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues
Gaming	$190,787	$177,000
Food and beverage	42,456	33,804
Rooms	25,746	18,398
Other	14,655	10,494
Total revenues	273,644	239,696
Expenses
Gaming	105,651	96,372
Food and beverage	31,457	23,541
Rooms	12,474	9,610
Other operating	3,976	2,696
Selling, general and administrative	60,910	53,591
Depreciation and amortization	26,276	27,186
(Gain) loss on disposal of assets	(41)	209
Preopening expenses	55	120
Total expenses	240,758	213,325
Operating income	32,886	26,371
Non-operating expense
Interest expense, net	(15,118)	(16,048)
Loss on debt extinguishment and modification	(181)	—
Total non-operating expense, net	(15,299)	(16,048)
Income before income tax benefit	17,587	10,323
Income tax benefit	18,479	297
Net income	$36,066	$10,620

Weighted-average common shares outstanding
Basic	28,894	28,219
Diluted	32,149	30,414
Net income per share
Basic	$1.25	$0.38
Diluted	$1.12	$0.35

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Revenues
Nevada Casino Resorts (1)
Gaming	$44,230	$38,826
Food and beverage	21,384	14,965
Rooms	22,029	15,628
Other	8,792	5,386
Nevada Casino Resorts revenue	$96,435	$74,805
Nevada Locals Casinos (2)
Gaming	$29,381	$29,536
Food and beverage	6,179	5,513
Rooms	2,244	1,478
Other	2,085	2,018
Nevada Locals Casinos revenues	$39,889	$38,545
Maryland Casino Resort (3)
Gaming	$14,457	$13,032
Food and beverage	1,648	1,442
Rooms	1,473	1,292
Other	314	334
Maryland Casino Resort revenues	$17,892	$16,100
Distributed Gaming (4)
Gaming	$102,719	$95,606
Food and beverage	13,245	11,884
Other	3,258	2,419
Distributed Gaming revenues	$119,222	$109,909
Corporate and other	206	337
Total Revenues	$273,644	$239,696
(1)    Comprised of The STRAT Hotel, Casino & SkyPod, Aquarius Casino Resort, Edgewater Hotel & Casino Resort and Colorado Belle Hotel & Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort.
(4)    Comprised of distributed gaming operations in Nevada and Montana, as well as branded taverns in Nevada.

	Three Months Ended March 31,
(In thousands)	2022	2021
Adjusted EBITDA
Nevada Casino Resorts (1)	$33,575	$26,655
Nevada Locals Casinos (2)	20,038	19,552
Maryland Casino Resort (3)	5,572	4,873
Distributed Gaming (4)	22,053	20,880
Corporate and other	(13,913)	(12,462)
Total Adjusted EBITDA	$67,325	$59,498

Adjustments
Depreciation and amortization	(26,276)	(27,186)
Change in non-cash lease expense	(181)	(439)
Share-based compensation	(3,672)	(3,005)
Gain (loss) on disposal of assets	41	(209)
Loss on debt extinguishment and modification	(181)	—
Preopening and related expenses (5)	(55)	(120)
Other, net	(4,296)	(2,168)
Interest expense, net	(15,118)	(16,048)
Income tax benefit	18,479	297
Net income	$36,066	$10,620
(1)    Comprised of The STRAT Hotel, Casino & SkyPod, Aquarius Casino Resort, Edgewater Hotel & Casino Resort and Colorado Belle Hotel & Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort.
(4)    Comprised of distributed gaming operations in Nevada and Montana, as well as branded taverns in Nevada.
(5)    Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of tavern and casino locations.